VelocityShares

Filed pursuant to Rule 433
Registration Statement No. 333-158199-10                ZIV
November 30, 2010

ZIV: VelocityShares Daily Inverse VIX Medium-Term ETN

Note Information
Exchange Ticker            ZIV
Exposure                   Inverse
Reset Period               Daily
Indicative Value Ticker    ZIVIV
Inception Date             11/29/2010
Maturity Date              12/04/2030
CUSIP                      22542D829
Primary Exchange           NYSE Arca
Investor Fee *             1.35%

Issuer Information
Issuer                     Credit Suisse AG

Index Information
Index - S and P 500 VIX Mid-Term Futures(TM) Index ER
Bloomberg Index Ticker - SPVXMP
Futures Weighted Average Maturity - 5 Months

*On any calendar day, the Daily Investor Fee is equal to the product of (1) the Closing Indicative Value on the immediately preceding calendar day multiplied by (2) the Daily ETN Performance for that series on such calendar day multiplied by (3) the quotient of (a) 0.0135 divided by (b) 365.

The VelocityShares Daily Inverse VIX Medium-Term ETNs (the "ETNs") are senior, unsecured obligations of
Credit Suisse AG ("Credit Suisse") acting through its placeCityNassau branch. The return on the ETNs is linked to the inverse of the daily performance of the S and P 500 VIX Mid-Term Futures(TM) Index ER less the investor fee. The ETNs provide traders with an exchange traded instrument enabling them to efficiently express their market views on the medium-term futures contracts on the CBOE SPX Volatility Index(R) (the
"VIX(R)"). The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term.

The index was designed to provide investors with exposure to one or more maturities of futures contracts on the VIX(R), which reflects implied volatility of the S and P 500(R) Index at various points along the volatility forward curve. The calculation of the VIX(R) is based on prices of put and call options on the
S and P 500(R) Index. The S and P 500 VIX Mid-Term Futures(TM) Index ER targets a constant weighted average maturity of 5 months. The ETNs are linked to the daily inverse return of the index and do not represent an investment in the inverse of the VIX(R).

   Benefits of Trading Volatility

o    Volatility ETNs may be used to express short-term views on the direction of volatility
o    Volatility is often negatively correlated to the performance of US equity markets
o    Volatility appears to revert to the mean, which indicates at historically low VIX(R) levels, there is a higher probability that the next big move will be up rather than down. Conversely, at historically high VIX(R) levels, the next big move is more likely to be down rather than up

   Risks Associated with the ETNs

o    You may lose all or a significant part of your investment in the ETNs if the index increases or does not decrease by an amount sufficient to offset the applicable fees and charges
o    The ETNs and payment of any amount due on the ETNs are subject to the credit risk of Credit
     Suisse. Any payment on the ETNs is subject to the ability of Credit Suisse AG to satisfy its obligations as they become due.

o    The ETNs are intended to be trading tools for sophisticated investors and should be purchased only by knowledgeable investors who understand the potential consequences of investing in a volatility index and of seeking inverse investment results
o    The ETNs may be redeemed at the investor's option subject to certain restrictions described in the prospectus such as a minimum number of ETNs required for redemption and redemption being limited to certain dates.  Redemption prior to maturity may result in the imposition of a charge that would reduce the amount an investor receives to less than the full amount of the Closing
     Indicative Value.
o    The return at maturity, upon repurchase or early redemption will be reduced by the fees and charges associated with the ETN
o    The ETNs are not linked to the VIX(R)
o    The ETNs are designed to obtain their stated investment objectives on a daily basis
o    If you hold your ETN as a long term investment, it is likely that you will lose all or a substantial portion of your investment

www.velocityshares.com | 877-5-VELOCITY | 877-583-5624

ZIV: VelocityShares Daily Inverse VIX Medium-Term ETN

Risks (continued from prior page)

o    The issuer has the right to call your ETNs
o    The market price of your ETNs may be influenced by many unpredictable factors
o    Although we intend to list the ETNs on NYSE Arca, a trading market for your ETNs may not develop

Credit Suisse has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities.
Before you invest, you should read the pricing supplement dated November 29, 2010, the prospectus supplement dated March 25, 2009, prospectus dated March 25, 2009 (File No. 333-158199-10), to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or VLS Securities LLC or any agent or dealer participating in an offering will arrange to send you the applicable terms sheet, relevant product supplement if applicable, prospectus supplement and prospectus if you so request by calling toll-free
1 800-221-1037.

Information contained in the VelocityShares website (www.velocityshares.com) is not incorporated by reference in, and should not be considered a part of, this free writing prospectus or any pricing supplement of Credit Suisse AG, and to the extent any of such information has not been filed by Credit
Suisse AG, we have not participated in the preparation of, or verified, such publicly available information.

"Standard and Poor's(R)", "S and P(R)", "S and P 500(R)", "Standard and Poor's 500(TM)", "S and P 500 VIX
Short-Term Futures(TM)" and "S and P 500 VIX Mid-Term Futures(TM)" are trademarks of Standard and Poor's
Financial Services LLC ("S and P") and have been licensed for use by VelocityShares LLC. "VIX" is a trademark of the Chicago Board Options Exchange, Incorporated ("CBOE") and has been licensed for use by
S and P. The ETNs are not sponsored, endorsed, sold or promoted by S and P or CBOE and S and P and CBOE make no representation regarding the advisability of investing in the ETNs.

www.velocityshares.com | 877-5-VELOCITY | 877-583-5624